Ex. 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Town and Country Appraisal Service, Inc.

We hereby consent to the inclusion in this Annual Report on Form 10-K, of our report dated April 24, 2008, of Town and Country Appraisal Service, Inc., relating to the financial statements as of December 31, 2007 and 2006, and to the reference to our firm under the caption "Experts".

/s/ M&K CPAS, PLLC

Houston, Texas

April 9, 2009